EXHIBIT 10.3
EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”) is made and entered into as of this 18th day of January, 2006 (the “Effective Date”), by and between Hollywood Fan Sites, Inc., a Delaware corporation (the “Company”), and Mr. Rajiv Doshi, a New York resident (the “Employee”).
RECITALS
A.	The Company, an indirect wholly-owned subsidiary of Hollywood Media Corp., a Florida corporation (“HMC”), is in the business of hosting unofficial celebrity fan web sites;
B.	On or about the Effective Date, the Company, HMC, eFanGuide, Inc., a New York corporation (“eFanGuide”), and each of the stockholders of eFanGuide (including the Employee) entered into an asset purchase agreement pursuant (the “Asset Purchase Agreement”) to which the Company acquired certain assets of eFanGuide (the “Acquisition”), including the Internet domain names for certain celebrity fan web sites (collectively, the “Fan Sites”);
C.	Pursuant to the Asset Purchase Agreement, the Employee, as a stockholder of eFanGuide, shall receive shares of common stock of HMC as consideration for the Acquisition;
D.	The execution and delivery of this Agreement is an inducement to the Company and HMC to enter into the Asset Purchase Agreement and is a condition to the Company’s consummation of the Acquisition;
E.	The Employee is experienced in, and knowledgeable concerning, one or more aspects of the business of the Company and is able to render services to the Company that are of a special, unique, extraordinary and intellectual character concerning the Company’s business; and
F.	The Company and the Employee mutually desire to agree upon the terms of the Employee’s future employment with the Company and related matters as provided in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Term and Employment Period. The Company shall employ the Employee, and the Employee shall serve the Company, on the terms and conditions set forth herein for the period commencing on and as of the Effective Date and shall terminate on the date three (3) years following the Effective Date (the “Term”), unless terminated earlier in accordance with the terms of this Agreement.
     2. Duties, Responsibilities and Authority of the Employee. During the Term, the Employee shall serve as the Director of Internet Operations for the Company, shall report to the President of the Company or such other officer of the Company or HMC designated by the President of the Company or the Chief Executive Officer of HMC (each, a “Supervisor”), and shall diligently and faithfully perform all duties and responsibilities as may be assigned to him from time to time by or upon the authority of Board of Directors of the Company or any Supervisor, in each case consistent with his position. Such duties shall specifically include: (a) the duty to promptly report to the President of the Company any event or occurrence in the Company’s business that would reasonably be expected to be material to such business or HMC; and (b) the duty to obtain the written consent of the President of the Company or any Supervisor prior to the entry into any contract or arrangement by or on behalf of the Company or its business (i) involving any payment or series of payments by or to the Company of more than $500, whether in one or a series of transactions, or (ii) which is for a term of more than six months and is not cancelable by the Company on thirty (30) days’ or less prior written notice (without penalty or payment of any kind). The Employee shall at all times perform his duties and responsibilities under this Agreement and conduct the Company’s business in compliance with all applicable laws, rules, regulations or ordinances and in compliance with any judgments, order or decrees or other legal obligations binding on the Company or HMC. During the Term, the Employee shall devote all of the Employee’s working time to the performance of the services required under this Agreement and shall not engage in any other business matters.
     3. Compensation.
     (a) Base Salary. During the Term, the Employee shall be paid a base annual salary during the period he is employed hereunder at the annual rate of eighty thousand dollars ($80,000) (the “Base Salary”), with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Employee shall be reviewed, at least annually, by the President of the Company or any Supervisor, and shall be considered for any appropriate merit increases to his Base Salary as part of such review process.
     (b) Grant of Stock.
          (i) On the Effective Date, HMC shall, in accordance with HMC’s 2004 Stock Incentive Plan (the “Plan”), grant to the Employee that number of shares of common stock of HMC (the “Shares”) equal to the quotient of (i) Sixty-Eight Thousand Five Hundred Dollars ($68,500) divided by (ii) the Fair Market Value (as defined in Section 3(b)(ii) below) of the common stock of HMC. As promptly as possible after the Effective Date, HMC shall cause American Stock Transfer & Trust Company, the transfer agent for the common stock of HMC (together with its successors and assigns, the “Transfer Agent”), to make a book entry record showing ownership for the Shares in the name of the Employee subject to the terms and conditions of this Agreement. The Shares shall be issued to the Employee from common stock reserved for issuance pursuant to the Plan as grants under such Plan.
          (ii) For the purposes hereof, “Fair Market Value” means the average closing sales price of the common stock of HMC on the ten trading days prior to the Closing Date on The Nasdaq Stock Market, Inc., or such other U.S. national securities exchange, as reported by The Nasdaq Stock Market, Inc. or, if not so reported by The Nasdaq Stock Market, Inc., the average of the high bid and low asked quotations for one share of such stock as reported by the National Quotations Bureau Incorporated or similar organization for the ten trading days prior to the closing date of the Agreement; provided, that if none of the calculation methods set forth above are applicable, then Fair Market Value shall be determined in good faith by the Board of Directors of HMC.
          (iii) Miscellaneous.
(A)	The Employee represents that the Shares are being acquired for investment and that the Employee has no present intention to transfer, sell or otherwise dispose of the Shares, except in compliance with applicable securities laws, and the parties agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of this Agreement. These agreements shall bind and inure to the benefit of the parties’ respective heirs, legal representatives, successors and assigns.

(B)	The Employee understands that HMC will, and the Employee hereby authorizes HMC to, issue such instructions to the Transfer Agent as HMC may deem necessary or proper to comply with the intent and purposes of this Agreement. This paragraph shall be deemed to constitute the stock power contemplated by the Plan.
     (c) Bonuses. In addition to the Base Salary set forth above, during the Term the Employee shall have the right to receive additional cash bonuses as follows:
(i)	Net Profit Bonus. The Employee shall be entitled to receive a cash bonus equal to five percent (5%) of the net profit generated by the Company during each of fiscal quarter of HMC, if any. Any net profit bonus earned by the Employee during a fiscal quarter shall be paid within thirty (30) days of the filing of HMC’s Quarterly Report on Form 10-Q for such fiscal quarter.

(ii)	Unique User Bonus. At any time after the earlier of (A) the final implementation of the Fan Sites by the Company or (B) six (6) months from the Effective Date, the Employee shall be entitled to receive a $500 cash bonus for each month during which there is an increase in unique user traffic to www.hollywood.com of 250,000 or more over the previous month (as reported by the third party tracking tool utilized by Hollywood.com, Inc. to record such information, which is currently Hitbox) that is directly attributable to the Company or the Fan Sites. Any unique user bonus earned by the Employee during a month shall be paid within thirty (30) days of the Comscore/Media Metrix report for such month.

(iii)	Discretionary HMC Revenue Bonus. The President or any Supervisor may also award the Employee a discretionary cash bonus based on any net revenue generated by any other subsidiary or division of HMC if, in the sole discretion of the President or any Supervisor, the revenue was generated directly as a result of business opportunities referred to such subsidiary of division by the Employee.
     4. Place of Performance. Except for required travel on the Company’s business, the Employee shall be based at the Company’s offices in New York, New York or, as the Company may from time to time determine in its sole discretion, at such other location within a thirty-mile radius thereof.
     5. Vacation. The Employee shall be entitled to vacation accruable in accordance with HMC’s general vacation policy, commensurate with other employees of the Company, HMC or any other HMC Entity (as defined below), commensurate with other such employees holding similar titles. For purposes of this Agreement, HMC and its subsidiaries, together with any nonconsolidated businesses of HMC, including MovieTickets.com and Netco Partners, are referred to herein as the “HMC Entities” or individually as an “HMC Entity.”
     6. Employee Benefits. The Employee shall be eligible to participate in all employee benefit plans and benefit programs of the Company or HMC in effect during the Employment Period to the same extent as other active employees of the Company or HMC. The Company or HMC, as applicable, may, without notice, change, modify, amend, or terminate any employee benefit plans and benefit programs that may be in effect either on the Effective Date or as may be adopted later.
     7. Trade Secrets. The Employee acknowledges and agrees that, among the Employee’s duties for the Company, the Employee will be employed by the Company in a position that could provide him access to designs, plans, information, practice improvements, developments, ideas or discoveries, whether patentable or unpatentable, which afford the Company or HMC competitive advantages, and which the Company and HMC take steps to protect the confidentiality thereof (collectively hereinafter referred to as “Trade Secrets”). The Employee acknowledges that all Trade Secrets shall be and remain the sole and exclusive property of the Company. The Employee hereby assigns, and agrees to assign, to the Company all of the Employee’s right, title and interest in and to any and all Trade Secrets developed by the Employee in the scope of his employment by the Company.
                                             Employee’s Initials /s/ RD
     8. Copyrights. The Employee agrees that all right, title and interest in any and all copyrights, copyright registrations and copyrightable works that the Employee authors or creates in the scope of his employment with the Company shall be the sole and exclusive property of the Company, and agrees that such works comprise works made for hire. The Employee hereby assigns, and agrees to assign, all right, title and interest in any and all copyrights, copyright registrations and copyrightable works authored or created by the Employee in the scope of his employment by the Company.
                                             Employee’s Initials /s/ RD
     9. Non-Competition and Non-Solicitation.
     (a) Covenants Not to Compete. Except in connection with his performance of services for the Company or any other HMC Entity and/or to the extent otherwise expressly permitted herein, at all times while the Employee is employed by the Company or any other HMC Entity and for a period of (i) six (6) months immediately following termination of the Employee’s employment with the Company or any HMC Entity if such termination is without Cause (as defined in Section 12(b) below) or (ii) two (2) years immediately following termination of the Employee’s employment with the Company or any HMC Entity for Cause or in the event of termination of employment by the Employee for any reason, the Employee shall not, directly or indirectly, engage in or have any interest in, or assist or render services (whether or not for compensation, and whether as a director, officer, managing member, partner, shareholder, creditor, employee, agent, advisor or consultant) to or for any sole proprietorship, corporation, company, limited liability company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, shareholder, managing member, venturer, agent, security or equity holder, creditor, consultant or otherwise) that directly (or through any affiliated entity) competes or expects to compete with the Company’s business anywhere in the United States, Canada or Europe; provided, however, that this Section 9(a) shall not prohibit the Employee’s ownership, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Employee does not (A) directly or indirectly own (legally or beneficially) or control more than five percent (5%) of any class of capital stock or other equity of such issuer, or (B) control, acquire a controlling interest in or become a member of a group which exceeds such five percent (5%) ownership or exercises direct or indirect control of such issuer.

For purposes hereof, the Company’s business shall mean the hosting unofficial celebrity fan web sites and any and all current businesses operated by the Company and its affiliates.
     (b) Covenant Not to Solicit or Interfere. Except in connection with his performance of services for the Company or any of its subsidiaries or affiliates, the Employee agrees during the Term and for a period of one (1) year immediately following termination of the Employee’s employment with the Company or any other HMC Entity, the Employee shall not interfere with the business of the Company or any other HMC Entity within the United States, Canada or Europe in any manner for the purpose of (A) hiring away any employees of the Company or any other HMC Entity, or (B) soliciting customers or business relationships of the Company or any other HMC Entity. Particularly, but without limitation, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, sole proprietorship, association, venture or business or any other entity (I) solicit the termination of employment of, attempt to divert any employee, employ or attempt to employ or enter into a contractual arrangement with any employee or former employee of the Company or any other HMC Entity, unless such employee or former employee has not been employed by the Company or any other HMC Entity for a period in excess of one (1) year, and/or (II) call on or solicit any of the actual or targeted prospective customers and/or clients of the Company or any other HMC Entity on behalf of any person or entity in connection with any business that competes with the Company or any other HMC Entity, nor shall the Employee make known the names and addresses of such customers and/or clients or any information relating in any manner to the Company’s or any other HMC Entity’s trade or business relationships with such customers and/or clients, other than in connection with the performance of his employment duties for the Company or any other HMC Entity, nor shall the Employee divert or attempt to divert any business or customer of the Company or any other HMC Entity.
     (c) Blue Pencilling. In the event any provision of this Section 9 is held by an arbitrator or court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. Without in any way limiting the generality of the preceding sentence, in the event the covenant not to compete contained herein and/or the non-solicitation covenant contained herein, in the view of a court or arbitrator asked to rule upon the issue, is deemed unenforceable by reason of covering too large an area, too long a period of time or too many business activities, then the same shall be deemed to cover only the largest area, the longest time period or the most business activities, as the case may be, which will not render it unenforceable (as determined by the court or arbitrator, as applicable).
     (d) It is expressly recognized and agreed that the covenants set forth in this Section 9 are for the purposes of restricting the activities of the Employee only to the extent necessary for the protection of the legitimate business interests of the Company and the HMC Entities, and the Company and the Employee agree that said covenants are reasonable for that purpose and that such covenants do not and will not preclude the Employee from engaging in activities sufficient for the purpose of earning a living.
     10. Proprietary Information. The Employee acknowledges and agrees that certain non-public information obtained by the Employee relating or pertaining to the Company’s businesses, projects, products, services, trade secrets, confidential information (including methods of operations and financial information), unpublished know-how (whether patented or unpatented) and other business information not easily accessible to other persons in the trade and which give the Company a competitive advantage and which the Company takes steps to keep confidential (collectively, the “Proprietary Information”), are proprietary in nature; provided, however, there shall be excluded from the meaning of Proprietary Information any information which is or becomes generally known within the industry through some non-confidential source other than the Employee. The Employee acknowledges that the Proprietary Information shall be considered by the Employee to be confidential, and the Employee covenants and agrees not publish, disclose or reveal (whether directly or indirectly) any part of the Proprietary Information to any entity or person or use the same for his/her own purposes or personal gain or the purposes of other, during the term of this Agreement or after its termination or expiration. Upon termination (voluntary or otherwise) of the Employee’s employment with the Company, the Employee will return to the Company all things belonging to the Company, and all documents, records, notebooks and tangible articles containing or embodying any Proprietary Information, including copies thereof, then in the Employee’s possession or control, whether prepared by the Employee or others, will be left with the Company.
                                             Employee’s Initials /s/ RD
     11. Remedies. The Employee acknowledges that the Employee’s services are of a special, unique, unusual, extraordinary and intellectual character with regard to the development of the Company’s businesses and that in the each and every breach or violation or threatened breach or violation by the Employee of any terms and conditions of this Agreement by the Employee (including but not limited to Sections 7, 8, 9 and 10 above), the Company’s remedies at law may be inadequate and that the Company, in addition to all other remedies available to it (including, without limitation, specific performance of the provisions hereof), shall be entitled to seek to enjoin the commencement or continuance thereof and may, with notice to the Employee, apply to any court of competent jurisdiction for entry of equitable relief, including, without limitation, an immediate restraining order or injunction without the necessity of posting bond.
                                              Employee’s Initials /s/ RD
     12. Termination.
     (a) Death or Disability. In the event the Employee dies or becomes disabled during the Employment Period, this Agreement shall terminate on the date on which death or disability occurs and the sole remaining obligations of the Company under this Agreement shall be to pay the Employee or the Employee’s named beneficiary or heirs any unpaid Base Salary or bonus amounts due the Employee for the period through and until the date of the Employee’s disability or death and any unreimbursed previously approved business expenses. For purposes of this Agreement, the Employee shall be considered “disabled” when, as the result of injury or sickness, the Employee has been wholly and continuously disabled and prevented from performing the Employee’s duties for ninety (90) consecutive days.
     (b) Cause. The Company may terminate the Employee’s employment and all of the Company’s obligations hereunder solely for Cause (as defined below), by written notice to the Employee particularizing the conduct constituting the Cause. In the event the Company invokes its right as described in this paragraph, and the Employee challenges the Company’s interpretation of the definition of cause, then such dispute shall be settled by binding arbitration in accordance with Section 13(g) below. For purposes of this Agreement, “Cause” shall be defined as (i) willful misconduct or intentional or continual failure to perform stated and material duties that is not remedied or cured by Employee within ten (10) days after receiving written notice particularizing the misconduct or failure to perform, (ii) a known breach of any fiduciary duty or duty of loyalty owed to the Company in the Employee’s capacity as an officer of the Company where that is not remedied or cured by Employee within ten (10) days after receiving written notice particularizing the breach, or (iii) if the Employee (A) is convicted of any felony or other lesser crime involving dishonesty, fraud, misrepresentation or other acts of moral turpitude or is incarcerated while awaiting trial for a period of thirty (30) days or longer, (B) purposefully engages in any conduct that gives rise to material liability of the Company or HMC under applicable laws, including, but not limited to, laws relating to discrimination and harassment in employment, unless pursuant to an instruction from the President or any Supervisor, or (C) publishes any remarks, comments or statements, whether written or oral, which disparage the Company or any HMC Entity, or any of their respective directors or officers. In the event the Company terminates this Agreement for Cause or in the event the Employee voluntarily resigns from the employment of the Company for any reason or by reason of disability or death, the Company shall no longer be obligated to make any further salary, bonus or other payments to the Employee except insofar as they have accrued as of the date the Employee’s employment terminates. Other than as expressly set forth hereinabove, upon any such termination, the Employee shall cease to have any future rights under this Agreement, including but not limited to Section 3 herein.
     (c) Other. The Company may terminate the Employee’s employment for reasons other than for Cause, in the sole discretion of the Company, by written notice to the Employee. In the event that this Agreement is terminated by the Company other than for Cause, death or disability, upon the Employee’s prior voluntary execution of a written release of any and all claims the Employee may assert against the Company or any HMC Entity, including without limitation any claims for lost wages or benefits, stock options, compensatory damages, punitive damages, attorneys’ fees, equitable relief or any other form of damages or relief (excluding claims for amounts which may be payable pursuant to this Agreement), which release shall be prepared by the Company, the Company shall be obligated to pay the Employee (which shall constitute the Company’s sole obligation hereunder) (i) any bonuses due and owing as calculated in accordance with Section 3(b) above as of the date of such termination and (ii) a cash payment equal to the Base Salary described in Section 3 for the shorter of (1) the remainder of the Employment Period and (2) six months after the date of such termination. Other than as expressly set forth hereinabove, upon any such termination, the Employee shall cease to have any further rights under this Agreement.
     13. General.
     (a) Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested or when sent by overnight delivery service, obtained signature for delivery, or by facsimile upon confirmation of successful transmission of the facsimile.

If to the Employee at:	Rajiv Doshi
560 S. Broadway, Suite #202
Hicksville, NY 11801
Facsimile: (516) 937-7506

with a copy to:	Mark E. Gelfand, Esq.
560 South Broadway
Hicksville, NY 11801
Facsimile: (516) 933-3128

and if to the Company, at:	c/o Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Mitchell Rubenstein
Chief Executive Officer
Facsimile: (561) 998-2974

with a copy to:	Hollywood Media Corp.
2255 Glades Road, Suite 221A
Boca Raton, FL 33431
Attention: Legal Department
Facsimile: (561) 998-2974
     (b) Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Company and its successors and assigns, including any person with which the Company may merge, consolidate or transfer all or substantially all of its assets. Insofar as the Employee is concerned, this Agreement, being personal, cannot be assigned.
     (c) Governing Law. The validity, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.
     (d) Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement
     (e) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.
     (f) Amendment. This Agreement may not be amended, modified, superseded, canceled, renewed or extended other than by written instrument executed by both of the parties hereto, or in the case of waiver, by the party waiving compliance.
     (g) Arbitration. Except as otherwise provided in Section 11 hereof, the Employee and the Company each agree that any and all disputes and claims arising out of or related to the Employee’s employment by the Company or the termination thereof, shall be submitted to binding arbitration in New York City, New York pursuant to the then-existing model employment dispute rules of the American Arbitration Association (“Rules”), before three (3) arbitrators to be selected pursuant to the then-existing Rules. THE EMPLOYEE AND THE COMPANY HEREBY ACKNOWLEDGE, UNDERSTAND AND AGREE THAT, IN AGREEING TO SUBMIT SUCH DISPUTES AND/OR CLAIMS TO ARBITRATION, EACH OF THE EMPLOYEE AND THE COMPANY GIVE UP THE RIGHT TO HAVE THE DISPUTE(S) OR CLAIMS(S) HEARD IN A COURT OF LAW BY A JUDGE OR JURY. However, nothing herein shall in any way limit either the Employee’s or the Company’s statutory rights and/or remedies, all of which are reserved and may be alleged in the arbitration process, and nothing herein shall in any way limit the Company’s rights under Section 11 hereof. Moreover, nothing herein shall restrict any resort to any statutory agency charged with enforcing any of the Employee’s or the Company’s statutory rights and/or remedies; however the review of any such agency’s actions shall be had before the arbitrators as discussed above and not before a judge or jury. By signing this Agreement, the Employee understands that the Employee may not have a jury decide any dispute or claim, but that any such dispute or claim shall be decided only by the arbitrators. The arbitrators shall issue a written decision, including the arbitrators’ written findings and conclusions upon which any award is based. Each party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration, except that the arbitrators shall be authorized, in their discretion, to award fees and expenses to a prevailing party in the interests of justice.
     (h) Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or waiver of the breach of any other term or covenant contained in this Agreement.
     (i) Agents for the Company for this Agreement. The parties agree that the Employee shall not and is not permitted to take any action or make any decision for or on behalf of or in the name of the Company with respect to the Company’s exercise of its rights under or with respect to this Agreement.
     (j) Severability. Invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provisions.
     (k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.
[Signatures to Follow]

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

HOLLYWOOD FAN SITES, INC.

/s/ Mitchell Rubenstein

Name: Mitchell Rubenstein
Title: Chairman and Chief Executive Officer

HOLLYWOOD MEDIA CORP.
(solely with respect to Section 3(b) above)

/s/ Mitchell Rubenstein

Name: Mitchell Rubenstein
Title: Chairman and Chief Executive Officer

THE EMPLOYEE:

/s/ Rajiv Doshi

Rajiv Doshi